Exhibit (h)(1)

Transamerica Partners Funds Group

Transamerica Partners Funds Group II

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into as of March 1, 2016 by Transamerica Partners Funds Group, a Massachusetts business trust, Transamerica Partners Funds Group II , a Massachusetts business trust (each of the foregoing entities, a “Fund” or collectively, the “Funds”), and Transamerica Asset Management, Inc. (“TAM”), a Florida corporation.

WHEREAS, each Fund is a diversified, open-end management investment company consisting of separate series or investment portfolios (the “Portfolios” or “Portfolio”);

WHEREAS, TAM renders administrative services and is located at 1801 California Street, Denver, Colorado 80202;

WHEREAS, each Fund seeks to engage TAM to furnish the Fund with administrative services to assist the Fund in carrying out certain of its functions and operations;

WHEREAS, TAM desires to provide administrative services to each Fund, in accordance with the terms of this Agreement; and

WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by TAM to each Fund and the terms and conditions under which such services will be rendered;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Administrative Services Provided. TAM shall provide supervisory and administrative services to each Portfolio of each Fund. Subject to the overall supervision of the Board of Trustees of each Fund, TAM shall furnish to each Portfolio:

•	The services of personnel to supervise and perform all administrative, clerical, recordkeeping and bookkeeping services of the Fund;

•	To the extent agreed upon by the parties hereto from time to time, monitor and verify the daily calculation of net asset values;

•	Preparation and filing of all returns and reports in connection with federal, state and local taxes;

•	Shareholder relations functions, including preparation of notices to shareholders;

•	Regulatory reporting and compliance, including preparation of any required amendments, supplements or renewals of registration statements, qualifications or prospectuses under the Securities Act of 1933 and the securities laws of any states or territories subsequent to the effectiveness of the initial registration statement under the Securities Act of 1933;

•	Supervise and coordinate the Fund’s custodian and its dividend disbursing agent and monitor their service to each Portfolio;

•	Assist each Portfolio in preparing reports to shareholders;

•	Act as liaison with the Fund’s independent public accountants and provide, upon request, account analyses, fiscal year summaries and other audit-related schedules;

•	Preparation of agendas and supporting documents for and minutes of meetings of Trustees and committees of Trustees;

•	Provide office space, telephones and other office equipment as necessary in order for TAM to perform administrative services to each Fund as described herein; and

•	Provide such other administrative services as TAM and each Fund shall agree from time to time.

TAM may, with prior written notice to the Funds, appoint in writing other parties qualified to perform administrative services reasonably acceptable to the Funds (individually, a “Sub-Administrator”) to carry out some or all of its responsibilities as Administrator under this Agreement with respect to a Fund; provided, however, that the Sub-Administrator shall be the agent of TAM and not the agent of the Funds or such Portfolios, and that TAM shall be fully responsible for the acts of the Sub-Administrator and shall not be relieved of any of its responsibilities contained herein by the appointment of such Sub-Administrator.

Except as specifically provided above, in no event shall TAM be deemed to have assumed any duties with respect to, or be responsible for, the distribution of the shares of any Fund, nor shall TAM be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any investment adviser, transfer agent, fund accounting agent, custodian or shareholder servicing or other agent, in each case employed by the Fund to perform such functions. It is understood that TAM will provide or procure the services of a transfer agent to provide transfer agency services to each Fund. Compensation for such transfer agency services is described in Section 3(c) below.

2.	Obligations of Each Portfolio of Each Fund. Each Portfolio shall have the following obligations under this Agreement:

(a)	Each Portfolio shall provide TAM with access to all information, documents and records of and about each Portfolio that are necessary for TAM to carry out the performance of its duties under this Agreement; and

(b)	Each Portfolio shall furnish TAM with a certified copy of any financial statement or report prepared for any Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made by such Portfolio to its shareholders or to any governmental body or securities exchange.

3.	Allocation of Costs and Expenses.

(a)	Each Fund shall bear all expenses not expressly assumed by TAM hereunder incurred in the operation of the Fund and the offering of its shares. Without limiting the foregoing, the Fund shall bear: compensation of Trustees not affiliated with TAM; governmental fees; interest charges; any expenses in connection with any preferred shares or any form of leverage; taxes (including issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund or a Portfolio is a party); membership dues in the Investment Company Institute or other trade association allocable to the Fund; fees and expenses of the Fund’s independent auditors, of legal counsel and of any custodian, distributor, investment adviser, subadviser, shareholder servicing agent, transfer agent, registrar or dividend disbursing agent, fund accounting or other agent or service provider of the Fund; expenses of issuing, distributing and redeeming shares of the Fund and servicing shareholder accounts; expenses of typesetting, producing, filing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions (including costs of software and systems designed to manage the content and data of registration statements, including publishing systems and XBRL related software); costs and expenses related to new services mandated by law or any regulatory authority to be provided to the Fund; expenses of producing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; costs of meetings of the Board of Trustees or any committee thereof; expenses connected with the execution, recording and settlement of portfolio security transactions (including brokerage commissions and dealer mark-ups chargeable to the Fund or a Portfolio); insurance premiums (including premiums on the fidelity bond insuring the Fund); fees and expenses of the Fund’s custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; charges and expenses for pricing and appraisal services; compensation of any employee of the Fund retained by the Trustees to perform services on behalf of the Fund; any direct charges to shareholders approved by the Trustees of the Fund; expenses of calculating the net asset value of shares of the

Fund; expenses of shareholder meetings; expenses relating to the issuance, registration and qualification shares of the Trust (including any fees and expenses involved in registering and maintaining registrations of the Fund or its shares with federal regulatory agencies, state or blue sky securities agencies and foreign jurisdictions); any fees or other expenses of listing the Fund’s shares on the New York Stock Exchange or any other securities exchange; fees payable under this Agreement; travel expenses of officers and members of the Board; website costs; litigation costs; and other extraordinary or nonrecurring expenses. To the extent TAM bears any of the foregoing expenses, the Fund will reimburse TAM for such expenses.

(b)	TAM shall pay all expenses expressly agreed to herein. Except as TAM and each Fund otherwise agree, TAM shall pay all costs of its personnel performing services hereunder. In addition, TAM shall pay costs of office space, telephones and other office equipment used to perform services hereunder, and such other costs and expenses as TAM and each Fund shall agree from time to time.

(c)	Notwithstanding Section 3(a) above, the compensation payable under Section 4 hereof includes compensation for transfer agency services. Each Fund shall pay any associated expenses (these expenses are currently netted from the administrative services fee).

4.	Compensation of TAM. As compensation for the services performed by TAM, each Portfolio shall pay TAM, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Portfolio’s name on Schedule A annexed hereto.

5.	Investment Company Act Compliance. In performing services hereunder, TAM shall at all times comply with applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and any other federal or state securities laws. In addition, and without limiting the foregoing, this Agreement is subject to the 1940 Act and rules thereunder; to the extent that any provision of this Agreement would require a party to take any action prohibited by the 1940 Act and rules thereunder, or would preclude a party from taking any action required by the 1940 Act and rules thereunder, then it is the intention of the parties hereto that such provision shall be enforced only to the extent permitted under the 1940 Act and rules thereunder; and that all other provisions of this Agreement shall remain valid and enforceable as if the provision at issue had never been a part hereof.

6.	Records. TAM recognizes and agrees that, pursuant to Rule 31a-3 under the 1940 Act, records required to be maintained by the Fund pursuant to Rule 31a-1 and/or Rule 31a-2 under the 1940 Act that are maintained by TAM, for and on behalf of the Fund, are the property of the Fund; shall be maintained, updated, preserved, and made available in accordance with the 1940 Act and rules thereunder; and will be surrendered promptly to the Fund upon request.

7.	Term and Termination.

(a)	This Agreement shall continue in effect until terminated pursuant to provisions hereof.

(b)	This Agreement may be terminated at any time, without penalty, by any Fund on behalf of one or more Portfolios by giving 60 days’ written notice of such termination to TAM at its principal place of business; or may be terminated at any time by TAM by giving 60 days’ written notice of such termination to the Fund at its principal place of business. This Agreement may be terminated with respect to one or more Funds and/or Portfolios without affecting the validity of this Agreement with respect to any other Fund or Portfolio.

8.	Amendments. This Agreement may be amended only by written instrument signed by the parties hereto.

9.	Prior Agreements. This Agreement supersedes all prior written agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

10.	Standard of Care. TAM agrees to render in good faith the services specified in this Agreement. TAM shall not be liable for any error of judgment or mistake of law, or for any act or omission in the performance of those services, provided that nothing in this Agreement shall protect TAM against any liability to a Fund to which TAM otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

11.	Satisfaction of Claims. TAM agrees that for services rendered to a Fund or Portfolio, or for any claim by it in connection with the services rendered to a Fund or Portfolio under this Agreement, it shall look only to the assets of that Fund or Portfolio for satisfaction and that it shall have no claim against the assets of any other Fund or Portfolio in connection therewith.

12.	Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions contained therein; provided that in the case of any conflict between the laws of New York and the federal securities laws, the latter shall govern. For purposes of this Section 11, “federal securities laws” shall have the meaning set forth in Rule 38a-1 under the 1940 Act.

13.	Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

14.	No Third Party Beneficiaries. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRANSAMERICA PARTNERS FUNDS GROUP

By:	/s/ Marijn P. Smit
Name:	Marijn P. Smit
Title:	President and Chief Executive Officer

TRANSAMERICA PARTNERS FUNDS GROUP II

By:	/s/ Marijn P. Smit
Name:	Marijn P. Smit
Title:	President and Chief Executive Officer

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

SCHEDULE A

TRANSAMERICA PARTNERS FUNDS GROUP

Portfolio	Administrative Fee (of daily net assets)
Transamerica Partners Balanced	0.30%

Transamerica Partners Core Bond	0.30%

Transamerica Partners High Quality Bond	0.30%

Transamerica Partners High Yield Bond	0.30%

Transamerica Partners Inflation-Protected Securities	0.30%

Transamerica Partners International Equity	0.30%

Transamerica Partners Large Core	0.30%

Transamerica Partners Large Growth	0.30%

Transamerica Partners Large Value	0.30%

Transamerica Partners Mid Growth	0.30%

Transamerica Partners Mid Value	0.30%

Transamerica Partners Money Market	0.30%

Transamerica Partners Small Growth	0.30%

Transamerica Partners Small Value	0.30%

Transamerica Partners Small Core	0.30%

Transamerica Partners Stock Index	*

Transamerica Institutional Asset Allocation - Intermediate Horizon	**

Transamerica Institutional Asset Allocation - Intermediate/Long Horizon	**

Transamerica Institutional Asset Allocation - Long Horizon	**

Transamerica Institutional Asset Allocation - Short Horizon	**

Transamerica Institutional Asset Allocation - Short/Intermediate Horizon	**

TRANSAMERICA PARTNERS FUNDS GROUP II

Portfolio	Administrative Fcc (of daily net assets)
Transamerica Partners Institutional Balanced	0.05%

Transamerica Partners Institutional Core Bond	0.05%

Transamerica Partners Institutional High Quality Bond	0.05%

Transamerica Partners Institutional High Yield Bond	0.05%

Transamerica Partners Institutional Inflation-Protected Securities	0.05%

Transamerica Partners Institutional International Equity	0.05%

Transamerica Partners Institutional Large Core	0.05%

Transamerica Partners Institutional Large Growth	0.05%

Transamerica Partners Institutional Large Value	0.05%

Transamerica Partners Institutional Mid Growth	0.05%

Transamerica Partners Institutional Mid Value	0.05%

Transamerica Partners Institutional Money Market	0.05%

Transamerica Partners Institutional Small Core	0.05%

Transamerica Partners Institutional Small Growth	0.05%

Transamerica Partners Institutional Small Value	0.05%

Transamerica Partners Institutional Stock Index	*

Transamerica Asset Allocation - Intermediate Horizon	**

Transamerica Asset Allocation - Intermediate/Long Horizon	**

Transamerica Asset Allocation - Long Horizon	**

Transamerica Asset Allocation - Short Horizon	**

Transamerica Asset Allocation - Short/Intermediate Horizon	**

*	Transamerica Partners Stock Index and Transamerica Partners Institutional Stock Index each pay a fee pursuant to an advisory contract with Transamerica Asset Management, Inc. which includes the provision of administrative services. No separate amounts are payable to TFS hereunder.
**	Each Strategic Allocation Fund and Institutional Strategic Allocation Fund bears the administrative fees of the underlying funds in which it invests and no separate administrative fees are payable to TFS under this agreement.